                                    WILLOWICK
                                 25 PELHAM ROAD
                           GREENVILLE, SOUTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 22, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 3, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  WILLOWICK
     25 PELHAM ROAD
     GREENVILLE, GREENVILLE COUNTY, SOUTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 180 units with a total of 127,980 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 8.94 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
WILLOWICK, GREENVILLE, SOUTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 22, 2003 is:

                                        ($5,200,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                -s- Frank Fehribach
                                -----------------------------------------------
July 3, 2003                    Frank Fehribach, MAI
#053272                         Managing Principal, Real Estate Group
                                South Carolina Temporary Practice Permit #095-03

Report By:
Jimmy Pat James, MAI
South Carolina Temporary Practice Permit #103-03

Assisted By:
Robert B. Moore

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary........................................................    4
Introduction.............................................................    9
Area Analysis............................................................   11
Market Analysis..........................................................   14
Site Analysis............................................................   16
Improvement Analysis.....................................................   16
Highest and Best Use.....................................................   17

                                    VALUATION

Valuation Procedure......................................................   18
Sales Comparison Approach................................................   20
Income Capitalization Approach...........................................   26
Reconciliation and Conclusion............................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 Willowick
LOCATION:                      25 Pelham Road
                               Greenville, South Carolina

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee simple estate

DATE OF VALUE:                 May 22, 2003
DATE OF REPORT:                July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                        8.94 acres, or 389,426 square feet
  Assessor Parcel No.:         0279-00-01-002-04
  Floodplain:                  Community Panel No. 450091003A (January 16, 1992)
                               Flood Zone X, an area outside the floodplain.
Zoning:                        RM-2 (Multi-family residential district)

BUILDING:
  No. of Units:                180 Units
  Total NRA:                   127,980 Square Feet
  Average Unit Size:           711 Square Feet
  Apartment Density:           20.1 units per acre
  Year Built:                  1974

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                       Market Rent
                         Square    ------------------    Monthly     Annual
Unit Type                 Feet     Per Unit    Per SF    Income      Income
-----------------------------------------------------------------------------
EFF EA10                  451        $450      $ 1.00    $ 9,000   $  108,000
1Br/1Ba - 1A10            636        $490      $ 0.77    $39,200   $  470,400
2Br/2Ba- 2A20             851        $610      $ 0.72    $48,800   $  585,600
                                                -----    -------   ----------
                                                Total    $97,000   $1,164,000

OCCUPANCY:                       92%
ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   20 Years
REMAINING ECONOMIC LIFE:         25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                              SUBJECT PHOTOGRAPHS

                                   [PICTURE]

                 EXTERIOR - VIEW OF POOL FROM CLUBHOUSE/OFFICE

                                   [PICTURE]

                          EXTERIOR - TYPICAL BREEZEWAY

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
WILLOWICK, GREENVILLE, SOUTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

    DIRECT CAPITALIZATION                                        Amount              $/Unit
    ---------------------                                        ------              ------
Potential Rental Income                                    $1,164,000            $6,467
Effective Gross Income                                     $1,069,320            $5,941
Operating Expenses                                         $557,466              $3,097             52.1% of EGI
Net Operating Income:                                      $466,854              $2,594

Capitalization Rate                                        9.00%
DIRECT CAPITALIZATION VALUE                                $5,200,000 *          $28,889 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                             10 years
2002 Economic Vacancy                                      13%
Stabilized Vacancy & Collection Loss:                      12%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               10.00%
Discount Rate                                              11.50%
Selling Costs                                              2.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $5,300,000 *          $29,444 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $5,200,000            $28,889 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                       $24,479 to $52,431
  Range of Sales $/Unit (Adjusted)                         $25,103 to $29,700
VALUE INDICATION - PRICE PER UNIT                          $5,200,000 *          $28,889 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       4.34 to 6.76
  Selected EGIM for Subject                                4.90
  Subject's Projected EGI                                  $1,069,320
EGIM ANALYSIS CONCLUSION                                   $5,200,000 *          $28,889 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $5,300,000 *          $29,444 / UNIT

RECONCILED SALES COMPARISON VALUE                          $5,200,000            $28,889 / UNIT

----------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
WILLOWICK, GREENVILLE, SOUTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                 $5,200,000
  NOI Per Unit                                   $5,300,000
  EGIM Multiplier                                $5,200,000
INDICATED VALUE BY SALES COMPARISON              $5,200,000        $28,889 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                  $5,200,000
  Discounted Cash Flow Method:                   $5,300,000
INDICATED VALUE BY THE INCOME APPROACH           $5,200,000        $28,889 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:             $5,200,000        $28,889 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 25 Pelham Road, Greenville, Greenville County, South Carolina. Greenville identifies it as 0279-00-01-002-04.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Robert B. Moore on May 22, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. Robert B. Moore assisted Jimmy Pat James, MAI with the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI, and Robert B. Moore have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 22, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
WILLOWICK, GREENVILLE, SOUTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:    6 to 12 months
  EXPOSURE PERIOD:     6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Shelter Properties III. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Greenville, South Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Haywood Road
West  - SC Highway 291
South - Interstate Highway 385
North - East North Street

MAJOR EMPLOYERS

Major employers in the subject's area include Verizon; Lockheed Martin; and BMW. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                 ------------------------------------------
         CATEGORY                1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS       MSA
------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                     11,902         63,022        146,436        985,537
5-Year Population                      12,160         63,149        147,779      1,045,861
% Change CY-5Y                            2.2%           0.2%           0.9%           6.1%
Annual Change CY-5Y                       0.4%           0.0%           0.2%           1.2%

HOUSEHOLDS
Current Households                      4,752         27,596         62,204        386,295
5-Year Projected Households             5,144         28,487         64,395        418,512
% Change CY - 5Y                          8.2%           3.2%           3.5%           8.3%
Annual Change CY-5Y                       1.6%           0.6%           0.7%           1.7%

INCOME TRENDS
Median Household Income          $     34,740   $     35,123   $     36,206   $     36,846
Per Capita Income                $     19,050   $     23,252   $     23,950   $     20,586
Average Household Income         $     48,769   $     53,303   $     56,202   $     52,521

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                    AREA
                                 ------------------------------------------
         CATEGORY                1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS       MSA
------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                 55.72%         44.46%         40.22%         26.51%
5-Year Projected % Renting              56.97%         45.05%         40.62%         26.12%

% of Households Owning                  32.25%         47.80%         52.18%         67.27%
5-Year Projected % Owning               31.92%         47.46%         52.05%         68.10%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
WILLOWICK, GREENVILLE, SOUTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Unimproved land and East North Street
South - Pelham Road and multi-family residential uses
East  - Unimproved land
West  - Real estate offices and a church

CONCLUSIONS

The subject is well located within the city of Greenville. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Greenville in Greenville County. The overall pace of development in the subject's market is more or less stable. There are no recent developments within the subject neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

    Period                     Region       Submarket
-----------------------------------------------------
November, 2000                   8.1%          6.8%
May, 2001                        9.3%          8.5%
November, 2001                  10.5%         11.1%
May, 2002                       10.1%         10.7%
November, 2002                  10.7%         10.6%

Source: Carolinas Real Data

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

    Period            Region   % Change   Submarket  % Change
-------------------------------------------------------------
November, 2000        $  569        -      $  632         -
May, 2001             $  574      0.9%     $  640       1.3%
November, 2001        $  578      0.7%     $  643       0.5%
May, 2002             $  582      0.7%     $  637      -0.9%
November, 2002        $  578     -0.7%     $  637       0.0%

Source: Carolinas Real Data

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                             COMPETITIVE PROPERTIES

  No.     Property Name       Units      Ocpy.    Year Built              Proximity to subject
------------------------------------------------------------------------------------------------------
  R-1     Breckenridge         236        97%        1973         less than 1 mile south of the subject
  R-2     Orchard Park         172        86%        1984         Approx. 1 mile south of subject
  R-3     Park Haywood         208        81%        1981         2-miles south of the subject
  R-4     Howell Commons       348        95%        1985         Approx. 2 miles east of the subject
  R-5     Overlook             237        92%        1976         Approx. 1 mile south of the subject
Subject   Willowick            180        92%        1974

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                   8.94 acres, or 389,426 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           450091003A, dated January 16, 1992
    Flood Zone                Zone X
  Zoning                      RM-2, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                   ASSESSED VALUE - 2002
                              -------------------------------    TAX RATE /    PROPERTY
PARCEL NUMBER                  LAND      BUILDING     TOTAL      MILL RATE       TAXES
---------------------------------------------------------------------------------------
0279-00-01-002-04             $52,730    $203,420    $256,150     0.31093       $79,644

IMPROVEMENT ANALYSIS

  Year Built                  1974
  Number of Units             180
  Net Rentable Area           127,980 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Brick or masonry
    Roof                      Single-ply membrane over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              tennis court, barbeque equipment, meeting hall,
                              laundry room, business office, and parking area.
  Unit Individual             Individual unit amenities include a washer dryer
                              connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
WILLOWICK, GREENVILLE, SOUTH CAROLINA

Unit Mix:

                                          Unit Area
  Unit Type           Number of Units     (Sq. Ft.)
---------------------------------------------------
EFF EA10                    20               451
1Br/1Ba - 1A10              80               636
2Br/2Ba- 2A20               80               851

Overall Condition           Good
Effective Age               20 years
Economic Life               45 years
Remaining Economic Life     25 years
Deferred Maintenance        None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 180-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
WILLOWICK, GREENVILLE, SOUTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
WILLOWICK, GREENVILLE, SOUTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                              COMPARABLE                      COMPARABLE
            DESCRIPTION                        SUBJECT                           I - 1                           I - 2
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Willowick                       Woodstream Farms                 Fairway Club
LOCATION:
  Address                            25 Pelham Road                  200 Mitchell Road                55 Villa Road
  City, State                        Greenville, South Carolina      Greenville, South Carolina       Greenville, South Carolina
  County                             Greenville                      Greenville                       Greenville
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)             127,980                         89,152                           163,200
  Year Built                         1974                            1973                             1971
  Number of Units                    180                             100                              192
  Unit Mix:                              Type          Total           Type                 Total       Type                Total
                                     EFF EA10            20          1Br/1Ba                  18      1Br/1Ba                 96
                                     1Br/1Ba - 1A10      80          2Br/1.5Ba                69      2Br/2Ba                 96
                                     2Br/2Ba- 2A20       80          3Br/1.5Ba                13

  Average Unit Size (SF)             711                             892                              850
  Land Area (Acre)                   8.9400                          9.4200                           8.7440
  Density (Units/Acre)               20.1                            10.6                             22.0
  Parking Ratio (Spaces/Unit)        0.00                            N/A                              N/A
  Parking Type (Gr., Cov., etc.)     Open                            Open                             Open
CONDITION:                           Good                            Average                          Good
APPEAL:                              Good                            Poor                             Average
AMENITIES:
  Pool/Spa                           Yes/No                          Yes/No                           Yes/No
  Gym Room                           No                              Yes                              Yes
  Laundry Room                       Yes                             Yes                              Yes
  Secured Parking                    No                              No                               No
  Sport Courts                       Yes                             No                               Yes
  Washer/Dryer Connection            Yes                             Yes                              Yes
OCCUPANCY:                           92%                             80%                              88%
TRANSACTION DATA:
  Sale Date                                                          August, 2001                     August, 2001
  Sale Price ($)                                                     $2,700,000                       $4,700,000
  Grantor                                                            Realmark O'Hara LLC              Realmark Villa LLC
  Grantee                                                            Woodstream Farms Apts. LP        Princeton Fairway Club Apts
  Sale Documentation                                                 Book 1964 Page 312               Book 1964, Page 281
  Verification                                                       Greenville County Records        Greenville County Records
  Telephone Number
ESTIMATED PRO-FORMA:                                                 Total $      $/Unit    $/SF       Total $    $/Unit    $/SF
  Potential Gross Income                                             $714,924     $7,149    $8.02     $1,274,112  $6,636    $7.81
  Vacancy/Credit Loss                                                $142,984     $1,430    $1.60     $  191,117  $  995    $1.17
  Effective Gross Income                                             $571,940     $5,719    $6.42     $1,082,995  $5,641    $6.64
  Operating Expenses                                                 $300,000     $3,000    $3.37     $  541,498  $2,820    $3.32
  Net Operating Income                                               $271,940     $2,719    $3.05     $  541,497  $2,820    $3.32
NOTES:                                                               None                             None
  PRICE PER UNIT                                                                $27,000                         $24,479
  PRICE PER SQUARE FOOT                                                         $ 30.29                         $ 28.80
  EXPENSE RATIO                                                                    52.5%                           50.0%
  EGIM                                                                             4.72                            4.34
  OVERALL CAP RATE                                                                10.07%                          11.52%

  Cap Rate based on Pro Forma or Actual Income?                               PRO FORMA                       PRO FORMA

                                                          COMPARABLE                COMPARABLE                    COMPARABLE
            DESCRIPTION                                      I - 3                     I - 4                         I - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                                  Breckenridge                Howell Commons              Beacon Ridge
LOCATION:
  Address                                        230 Pelham Road             150 Howell Circle           5 Crystal Springs Road
  City, State                                    Greenville, South Carolina  Greenville, South Carolina  Greenville, South Carolina
  County                                         Greenville                  Greenville                  Greenville
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)                         171,440                     294,656                     150,696
  Year Built                                     1973                        1985                        1989
  Number of Units                                236                         348                         144
  Unit Mix:                                        Type               Total    Type                 Total  Type                Total
                                                 1Br/1Ba               176   1Br/1.5Ba             200   1Br/1Ba                 72
                                                 2Br/1.5Ba              28   2Br/2Ba               148   2Br/2Ba                 60
                                                 2Br/2Ba                32                               3Br/2Ba                 12

  Average Unit Size (SF)                         726                         847                         1,047
  Land Area (Acre)                               11.8210                     25.2464                     9.6030
  Density (Units/Acre)                           20.0                        13.8                        15.0
  Parking Ratio (Spaces/Unit)                    N/A                         N/A                         N/A
  Parking Type (Gr., Cov., etc.)                 Open                        Open                        Open
CONDITION:                                       Good                        Very Good                   Very Good
APPEAL:                                          Good                        Good                        Good
AMENITIES:
  Pool/Spa                                       Yes/No                      Yes/No                      Yes/No
  Gym Room                                       Yes                         No                          Yes
  Laundry Room                                   Yes                         Yes                         Yes
  Secured Parking                                No                          No                          No
  Sport Courts                                   Yes                         Yes                         No
  Washer/Dryer Connection                        Yes                         Yes                         Yes
OCCUPANCY:                                       93%                         90%                         91%
TRANSACTION DATA:
  Sale Date                                      March, 2000                 January, 1997               August, 1999
  Sale Price ($)                                 $7,211,400                  $13,000,000                 $7,550,000
  Grantor                                        Crit-Cornerstone LP         N/A                         Beacon Ridge Associates
  Grantee                                        Alliance MD Portfolio I     Mid America                 Beacon Ridge LP
  Sale Documentation                             Book 1905-967               N/A                         Book 1858, Page 348
  Verification                                   Greenville County Records   Carolinas Real Data         Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                               Total $    $/Unit  $/SF     Total $   $/Unit   $/SF     Total $    $/Unit   $/SF
  Potential Gross Income                         $1,353,216   $5,734  $7.89  $2,136,960  $6,141   $7.25  $1,257,552   $8,733   $8.34
  Vacancy/Credit Loss                            $  135,322   $  573  $0.79  $  213,696  $  614   $0.73  $  125,755   $  873   $0.83
  Effective Gross Income                         $1,217,894   $5,161  $7.10  $1,923,264  $5,527   $6.53  $1,131,797   $7,860   $7.51
  Operating Expenses                             $  608,947   $2,580  $3.55  $  865,469  $2,487   $2.94  $  396,129   $2,751   $2.63
  Net Operating Income                           $  608,947   $2,580  $3.55  $1,057,795  $3,040   $3.59  $  735,668   $5,109   $4.88
NOTES:                                           None                        None                        None
  PRICE PER UNIT                                             $30,557                   $37,356                      $52,431
  PRICE PER SQUARE FOOT                                      $ 42.06                   $ 44.12                      $ 50.10
  EXPENSE RATIO                                                 50.0%                     45.0%                        35.0%
  EGIM                                                          5.92                      6.76                         6.67
  OVERALL CAP RATE                                              8.44%                     8.14%                        9.74%

  Cap Rate based on Pro Forma or Actual Income?            PRO FORMA                 PRO FORMA                      UNKNOWN

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $24,479 to $52,431 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $25,103 to $29,700 per unit with a mean or average adjusted price of $27,889 per unit. The median adjusted price is $28,837 per unit. Based on the following analysis, we have concluded to a value of $29,000 per unit, which results in an "as is" value of $5,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
WILLOWICK, GREENVILLE, SOUTH CAROLINA

SALES ADJUSTMENT GRID

                                                                            COMPARABLE                      COMPARABLE
            DESCRIPTION                     SUBJECT                             I - 1                          I - 2
------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Willowick                       Woodstream Farms               Fairway Club
  Address                            25 Pelham Road                  200 Mitchell Road              55 Villa Road
  City                               Greenville, South Carolina      Greenville, South Carolina     Greenville, South Carolina
  Sale Date                                                          August, 2001                   August, 2001
  Sale Price ($)                                                     $2,700,000                     $4,700,000
  Net Rentable Area (SF)             127,980                         89,152                         163,200
  Number of Units                    180                             100                            192
  Price Per Unit                                                     $27,000                        $24,479
  Year Built                         1974                            1973                           1971
  Land Area (Acre)                   8.9400                          9.4200                         8.7440
VALUE ADJUSTMENTS                       DESCRIPTION                     DESCRIPTION        ADJ.        DESCRIPTION        ADJ.
  Property Rights Conveyed           Fee Simple Estate               Fee Simple Estate      0%      Fee Simple Estate      0%
  Financing                                                          Cash To Seller         0%      Cash To Seller         0%
  Conditions of Sale                                                 Arm's Length           0%      Arm's Length           0%
  Date of Sale (Time)                                                August, 2001           0%      August, 2001           0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                           $27,000                        $24,479
  Location                                                           Comparable             0%      Comparable             0%
  Number of Units                    180                             100                    0%      192                    0%
  Quality / Appeal                   Good                            Inferior               5%      Inferior               10%
  Age / Condition                    1974                            1973 / Average         0%      1971 / Good            0%
  Occupancy at Sale                  92%                             80%                    5%      88%                    0%
  Amenities                          Good                            Comparable             0%      Comparable             0%
  Average Unit Size (SF)             711                             892                    0%      850                    0%
PHYSICAL ADJUSTMENT                                                                        10%                            10%
FINAL ADJUSTED VALUE ($/UNIT)                                                 $29,700                        $26,927

                                             COMPARABLE                     COMPARABLE                      COMPARABLE
            DESCRIPTION                         I - 3                          I - 4                           I - 5
------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Breckenridge                    Howell Commons                 Beacon Ridge
  Address                            230 Pelham Road                 150 Howell Circle              5 Crystal Springs Road
  City                               Greenville, South Carolina      Greenville, South Carolina     Greenville, South Carolina
  Sale Date                          March, 2000                     January, 1997                  August, 1999
  Sale Price ($)                     $7,211,400                      $13,000,000                    $7,550,000
  Net Rentable Area (SF)             171,440                         294,656                        150,696
  Number of Units                    236                             348                            144
  Price Per Unit                     $30,557                         $37,356                        $52,431
  Year Built                         1973                            1985                           1989
  Land Area (Acre)                   11.8210                         25.2464                        9.6030
VALUE ADJUSTMENTS                       DESCRIPTION        ADJ.         DESCRIPTION        ADJ.        DESCRIPTION        ADJ.
  Property Rights Conveyed           Fee Simple Estate       0%      Fee Simple Estate       0%     Fee Simple Estate       0%
  Financing                          Cash To Seller          0%      Cash To Seller          0%     Cash To Seller          0%
  Conditions of Sale                 Arm's Length            0%      Arm's Length            0%     Arm's Length            0%
  Date of Sale (Time)                March, 2000             5%      01-1997                12%     August, 1999           10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)            $32,085                         $41,839                        $57,674
  Location                           Comparable              0%      Comparable              0%     Comparable              0%
  Number of Units                    236                     0%      348                   -15%     144                     0%
  Quality / Appeal                   Comparable              0%      Comparable              0%     Comparable              0%
  Age / Condition                    1973 / Good           -10%      1985 / Very Good      -25%     1989 / Very Good      -50%
  Occupancy at Sale                  93%                     0%      90%                     0%     91%                     0%
  Amenities                          Comparable              0%      Comparable              0%     Comparable              0%
  Average Unit Size (SF)             726                     0%      847                     0%     1,047                   0%
PHYSICAL ADJUSTMENT                                        -10%                            -40%                           -50%
FINAL ADJUSTED VALUE ($/UNIT)                  $28,876                         $25,103                        $28,837

SUMMARY

VALUE RANGE (PER UNIT)               $25,103          TO        $29,700
MEAN (PER UNIT)                      $27,889
MEDIAN (PER UNIT)                    $28,837
VALUE CONCLUSION (PER UNIT)          $29,000

VALUE INDICATED BY SALES COMPARISON APPROACH                    $5,220,000
ROUNDED                                                         $5,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                             NOI PER UNIT COMPARISON

                             SALE PRICE                  NOI/        SUBJECT NOI
COMPARABLE      NO. OF       ----------                  ----        -----------      ADJUSTMENT   INDICATED
   NO.          UNITS        PRICE/UNIT     OAR         NOI/UNIT    SUBJ. NOI/UNIT       FACTOR    VALUE/UNIT
-------------------------------------------------------------------------------------------------------------
I-1              100        $  2,700,000   10.07%      $  271,940    $   466,854         0.954       $25,751
                            $     27,000               $    2,719    $     2,594
I-2              192        $  4,700,000   11.52%      $  541,497    $   466,854         0.920       $22,512
                            $     24,479               $    2,820    $     2,594
I-3              236        $  7,211,400    8.44%      $  608,947    $   466,854         1.005       $30,715
                            $     30,557               $    2,580    $     2,594
I-4              348        $ 13,000,000    8.14%      $1,057,795    $   466,854         0.853       $31,875
                            $     37,356               $    3,040    $     2,594
I-5              144        $  7,550,000    9.74%      $  735,668    $   466,854         0.508       $26,618
                            $     52,431               $    5,109    $    2,594

                                   PRICE/UNIT

Low                 High      Average   Median
$22,512          $   31,875   $27,494   $26,618

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $    29,500
                                         -----------
Number of Units                                  180
                                         -----------
Value Based on NOI Analysis              $ 5,310,000
                             Rounded     $ 5,300,000


The adjusted sales indicate a range of value between $22,512 and $31,875 per unit, with an average of $27,494 per unit. Based on the subject's competitive position within the improved sales, a value of $29,500 per unit is estimated. This indicates an "as is" market value of $5,300,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                          SALE PRICE
COMPARABLE       NO. OF   ----------     EFFECTIVE      OPERATING                  SUBJECT
   NO.           UNITS    PRICE/UNIT    GROSS INCOME     EXPENSE         OER    PROJECTED OER     EGIM
------------------------------------------------------------------------------------------------------

I-1               100     $ 2,700,000   $    571,940    $  300,000      52.45%                    4.72
                          $    27,000
I-2               192     $ 4,700,000   $  1,082,995    $  541,498      50.00%                    4.34
                          $    24,479
I-3               236     $ 7,211,400   $  1,217,894    $  608,947      50.00%                    5.92
                          $    30,557                                               52.13%
I-4               348     $13,000,000   $  1,923,264    $  865,469      45.00%                    6.76
                          $    37,356
I-5               144     $ 7,550,000   $  1,131,797    $  396,129      35.00%                    6.67
                          $    52,431

                                      EGIM

Low                 High      Average   Median
4.34                6.76       5.68      5.92

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                     4.90
                                           -----------
Subject EGI                                $ 1,069,320
                                           -----------
Value Based on EGIM Analysis               $ 5,239,668
                               Rounded     $ 5,200,000
             Value Per Unit                $    28,889

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 52.13% before reserves. The comparable sales indicate a range of expense ratios from 35.00% to 52.45%, while their EGIMs range from 4.34 to 6.76. Overall, we conclude to an EGIM of 4.90, which results in an "as is" value estimate in the EGIM Analysis of $5,200,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $5,200,000.

Price Per Unit                   $5,200,000
NOI Per Unit                     $5,300,000
EGIM Analysis                    $5,200,000

Sales Comparison Conclusion      $5,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
WILLOWICK, GREENVILLE, SOUTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                Average
                         Unit Area         ------------------
   Unit Type             (Sq. Ft.)         Per Unit    Per SF     %Occupied
---------------------------------------------------------------------------
EFF EA10                    451             $  446     $ 0.99        90.0%
1Br/1Ba - 1A10              636             $  470     $ 0.74        92.5%
2Br/2Ba- 2A20               851             $  579     $ 0.68        91.3%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                  RENT ANALYSIS

                                                                                        COMPARABLE RENTS
                                                                    -------------------------------------------------------------
                                                                       R-1          R-2          R-3          R-4          R-5
                                                                    -------------------------------------------------------------
                                                                                  Orchard        Park        Howell
                                                                    Breckenridge    Park        Haywood     Commons     Overlook
                                                                    -------------------------------------------------------------
                                                                                        COMPARISON TO SUBJECT
                                            SUBJECT     SUBJECT     -------------------------------------------------------------
                           SUBJECT UNIT     ACTUAL      ASKING      Slightly     Slightly                               Slightly
     DESCRIPTION              TYPE           RENT        RENT       Inferior     Superior      Similar      Similar     Superior
---------------------------------------------------------------------------------------------------------------------------------
Monthly Rent              EFF EA10         $     446   $     454
Unit Area (SF)                                   451         451
Monthly Rent Per Sq. Ft.                   $    0.99   $    1.01

Monthly Rent              1Br/1Ba - 1A10   $     470   $     494    $     436    $     605    $     509    $     519    $     510
Unit Area (SF)                                   636         636          616          730          662          754          612
Monthly Rent Per Sq. Ft.                   $    0.74   $    0.78    $    0.71    $    0.83    $    0.77    $    0.69    $    0.83

Monthly Rent              2Br/2Ba - 2A20   $     579   $     609    $     576    $     721    $     620    $     619    $     606
Unit Area (SF)                                   851         851        1,049          966          853          972          824
Monthly Rent Per Sq. Ft.                   $    0.68   $    0.72    $    0.55    $    0.75    $    0.73    $    0.64    $    0.74

     DESCRIPTION             MIN          MAX        MEDIAN       AVERAGE
--------------------------------------------------------------------------
Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent              $     436    $     605    $     510    $     516
Unit Area (SF)                  612          754          662          675
Monthly Rent Per Sq. Ft.  $    0.69    $    0.83    $    0.77    $    0.77

Monthly Rent              $     576    $     721    $     619    $     628
Unit Area (SF)                  824        1,049          966          933
Monthly Rent Per Sq. Ft.  $    0.55    $    0.75    $    0.73    $    0.68

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                  Market Rent
                                              Unit Area       -------------------       Monthly          Annual
   Unit Type          Number of Units         (Sq. Ft.)       Per Unit     Per SF        Income          Income
-----------------------------------------------------------------------------------------------------------------
EFF EA10                    20                   451            $450       $ 1.00       $  9,000       $  108,000
1Br/1Ba - 1A10              80                   636            $490       $ 0.77       $ 39,200       $  470,400
2Br/2Ba- 2A20               80                   851            $610       $ 0.72       $ 48,800       $  585,600
                                                                            -----       --------       ----------
                                                                            Total       $ 97,000       $1,164,000

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
WILLOWICK, GREENVILLE, SOUTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR      2000     FISCAL YEAR      2001     FISCAL YEAR      2002     FISCAL YEAR      2003
                            ------------------------------------------------------------------------------------------------------
                                     ACTUAL                    ACTUAL                    ACTUAL              MANAGEMENT BUDGET
                            ------------------------------------------------------------------------------------------------------
DESCRIPTION                   TOTAL        PER UNIT     TOTAL        PER UNIT     TOTAL        PER UNIT     TOTAL        PER UNIT
----------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,095,438    $    6,086  $1,147,997    $    6,378  $1,112,204    $    6,179  $1,118,388    $    6,213

  Vacancy                   $   48,375    $      269  $   68,020    $      378  $  101,444    $      564  $   89,460    $      497
  Credit Loss/Concessions   $   49,533    $      275  $   78,911    $      438  $   46,867    $      260  $   42,144    $      234
                            ------------------------------------------------------------------------------------------------------
    Subtotal                $   97,908    $      544  $  146,931    $      816  $  148,311    $      824  $  131,604    $      731
  Laundry Income            $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0
  Garage Revenue            $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0
  Other Misc. Revenue       $   47,105    $      262  $   43,057    $      239  $   52,614    $      292  $   59,040    $      328
                            ------------------------------------------------------------------------------------------------------
    Subtotal Other Income   $   47,105    $      262  $   43,057    $      239  $   52,614    $      292  $   59,040    $      328

                            ------------------------------------------------------------------------------------------------------
Effective Gross Income      $1,044,635    $    5,804  $1,044,123    $    5,801  $1,016,507    $    5,647  $1,045,824    $    5,810

Operating Expenses
  Taxes                     $   65,108    $      362  $   88,044    $      489  $   87,250    $      485  $   85,262    $      474
  Insurance                 $   17,673    $       98  $   33,336    $      185  $   24,912    $      138  $   24,902    $      138
  Utilities                 $   62,798    $      349  $   70,127    $      390  $   74,497    $      414  $  103,356    $      574
  Repair & Maintenance      $   96,570    $      537  $  107,444    $      597  $   97,938    $      544  $   92,700    $      515
  Cleaning                  $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0
  Landscaping               $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0
  Security                  $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0
  Marketing & Leasing       $   26,348    $      146  $   26,781    $      149  $   21,512    $      120  $   34,608    $      192
  General Administrative    $  201,242    $    1,118  $  193,054    $    1,073  $  161,140    $      895  $  166,359    $      924
  Management                $   53,797    $      299  $   55,369    $      308  $   52,526    $      292  $   53,566    $      298
  Miscellaneous             $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0
                            ------------------------------------------------------------------------------------------------------
Total Operating Expenses    $  523,536    $    2,909  $  574,155    $    3,190  $  519,775    $    2,888  $  560,753    $    3,115

  Reserves                  $        0    $        0  $        0    $        0  $        0    $        0  $        0    $        0

                            ------------------------------------------------------------------------------------------------------
Net Income                  $  521,099    $    2,895  $  469,968    $    2,611  $  496,732    $    2,760  $  485,071    $    2,695

                            ANNUALIZED       2003
                            ------------------------
                                   PROJECTION                AAA PROJECTION
                            --------------------------------------------------------------
DESCRIPTION                   TOTAL        PER UNIT       TOTAL        PER UNIT        %
------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,104,852    $    6,138    $1,164,000    $    6,467     100.0%

  Vacancy                   $  135,780    $      754    $   93,120    $      517       8.0%
  Credit Loss/Concessions   $   63,796    $      354    $   46,560    $      259       4.0%
                            --------------------------------------------------------------
    Subtotal                $  199,576    $    1,109    $  139,680    $      776      12.0%
  Laundry Income            $        0    $        0    $        0    $        0       0.0%
  Garage Revenue            $        0    $        0    $        0    $        0       0.0%
  Other Misc. Revenue       $   45,652    $      254    $   45,000    $      250       3.9%
                            --------------------------------------------------------------
    Subtotal Other Income   $   45,652    $      254    $   45,000    $      250       3.9%

                            --------------------------------------------------------------
Effective Gross Income      $  950,928    $    5,283    $1,069,320    $    5,941     100.0%

Operating Expenses
  Taxes                     $   86,504    $      481    $   90,000    $      500       8.4%
  Insurance                 $   58,116    $      323    $   27,000    $      150       2.5%
  Utilities                 $   79,900    $      444    $   81,000    $      450       7.6%
  Repair & Maintenance      $   94,928    $      527    $   99,000    $      550       9.3%
  Cleaning                  $        0    $        0    $        0    $        0       0.0%
  Landscaping               $        0    $        0    $        0    $        0       0.0%
  Security                  $        0    $        0    $        0    $        0       0.0%
  Marketing & Leasing       $   24,836    $      138    $   27,000    $      150       2.5%
  General Administrative    $  135,396    $      752    $  180,000    $    1,000      16.8%
  Management                $   47,232    $      262    $   53,466    $      297       5.0%
  Miscellaneous             $        0    $        0    $        0    $        0       0.0%
                            --------------------------------------------------------------
Total Operating Expenses    $  526,912    $    2,927    $  557,466    $    3,097      52.1%

  Reserves                  $        0    $        0    $   45,000    $      250       8.1%

                            --------------------------------------------------------------
Net Income                  $  424,016    $    2,356    $  466,854    $    2,594      43.7%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
WILLOWICK, GREENVILLE, SOUTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                             CAPITALIZATION RATES
              ---------------------------------------------------
                    GOING-IN                       TERMINAL
              ---------------------------------------------------
              LOW            HIGH             LOW           HIGH
-----------------------------------------------------------------
RANGE        6.00%          10.00%           7.00%          10.00%
AVERAGE              8.14%                          8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.        SALE DATE        OCCUP.      PRICE/UNIT        OAR
--------------------------------------------------------------------
  I-1           August, 2001        80%        $ 27,000        10.07%
  I-2           August, 2001        88%        $ 24,479        11.52%
  I-3           March, 2000         93%        $ 30,557         8.44%
  I-4           Jan-97              90%        $ 37,356         8.14%
  I-5           August, 1999        91%        $ 52,431         9.74%
                                                   High        11.52%
                                                    Low         8.14%
                                                Average         9.58%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $5,300,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
WILLOWICK, GREENVILLE, SOUTH CAROLINA

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
WILLOWICK, GREENVILLE, SOUTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                                   WILLOWICK

            YEAR                          APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
         FISCAL YEAR                          1             2             3             4             5             6
-------------------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                            $1,164,000    $1,198,920    $1,234,888    $1,271,934    $1,310,092    $1,349,395

    Vacancy                              $   93,120    $   95,914    $   98,791    $  101,755    $  104,807    $  107,952
    Credit Loss                          $   46,560    $   47,957    $   49,396    $   50,877    $   52,404    $   53,976
    Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                         --------------------------------------------------------------------------------
      Subtotal                           $  139,680    $  143,870    $  148,187    $  152,632    $  157,211    $  161,927

    Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
    Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
    Other Misc. Revenue                  $   45,000    $   46,350    $   47,741    $   49,173    $   50,648    $   52,167
                                         --------------------------------------------------------------------------------
        Subtotal Other Income            $   45,000    $   46,350    $   47,741    $   49,173    $   50,648    $   52,167

                                         --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $1,069,320    $1,101,400    $1,134,442    $1,168,475    $1,203,529    $1,239,635

OPERATING EXPENSES:
    Taxes                                $   90,000    $   92,700    $   95,481    $   98,345    $  101,296    $  104,335
    Insurance                            $   27,000    $   27,810    $   28,644    $   29,504    $   30,389    $   31,300
    Utilities                            $   81,000    $   83,430    $   85,933    $   88,511    $   91,166    $   93,901
    Repair & Maintenance                 $   99,000    $  101,970    $  105,029    $  108,180    $  111,425    $  114,768
    Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
    Landscaping                          $        0    $        0    $        0    $        0    $        0    $        0
    Security                             $        0    $        0    $        0    $        0    $        0    $        0
    Marketing & Leasing                  $   27,000    $   27,810    $   28,644    $   29,504    $   30,389    $   31,300
    General Administrative               $  180,000    $  185,400    $  190,962    $  196,691    $  202,592    $  208,669
    Management                           $   53,466    $   55,070    $   56,722    $   58,424    $   60,176    $   61,982
    Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                         --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $  557,466    $  574,190    $  591,416    $  609,158    $  627,433    $  646,256

    Reserves                             $   45,000    $   46,350    $   47,741    $   49,173    $   50,648    $   52,167

                                         --------------------------------------------------------------------------------
NET OPERATING INCOME                     $  466,854    $  480,860    $  495,285    $  510,144    $  525,448    $  541,212

    Operating Expense Ratio (% of EGI)         52.1%         52.1%         52.1%         52.1%         52.1%         52.1%
    Operating Expense Per Unit           $    3,097    $    3,190    $    3,286    $    3,384    $    3,486    $    3,590

            YEAR                          APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
         FISCAL YEAR                          7             8             9            10            11
-----------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                            $1,389,877    $1,431,573    $1,474,520    $1,518,756    $1,564,319

    Vacancy                              $  111,190    $  114,526    $  117,962    $  121,500    $  125,145
    Credit Loss                          $   55,595    $   57,263    $   58,981    $   60,750    $   62,573
    Concessions                          $        0    $        0    $        0    $        0    $        0
                                         ------------------------------------------------------------------
      Subtotal                           $  166,785    $  171,789    $  176,942    $  182,251    $  187,718

    Laundry Income                       $        0    $        0    $        0    $        0    $        0
    Garage Revenue                       $        0    $        0    $        0    $        0    $        0
    Other Misc. Revenue                  $   53,732    $   55,344    $   57,005    $   58,715    $   60,476
                                         ------------------------------------------------------------------
        Subtotal Other Income            $   53,732    $   55,344    $   57,005    $   58,715    $   60,476

                                         ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $1,276,824    $1,315,129    $1,354,583    $1,395,220    $1,437,077

OPERATING EXPENSES:
    Taxes                                $  107,465    $  110,689    $  114,009    $  117,430    $  120,952
    Insurance                            $   32,239    $   33,207    $   34,203    $   35,229    $   36,286
    Utilities                            $   96,718    $   99,620    $  102,608    $  105,687    $  108,857
    Repair & Maintenance                 $  118,211    $  121,758    $  125,410    $  129,173    $  133,048
    Cleaning                             $        0    $        0    $        0    $        0    $        0
    Landscaping                          $        0    $        0    $        0    $        0    $        0
    Security                             $        0    $        0    $        0    $        0    $        0
    Marketing & Leasing                  $   32,239    $   33,207    $   34,203    $   35,229    $   36,286
    General Administrative               $  214,929    $  221,377    $  228,019    $  234,859    $  241,905
    Management                           $   63,841    $   65,756    $   67,729    $   69,761    $   71,854
    Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                         ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $  665,644    $  685,613    $  706,181    $  727,367    $  749,188

    Reserves                             $   53,732    $   55,344    $   57,005    $   58,715    $   60,476

                                         ------------------------------------------------------------------
NET OPERATING INCOME                     $  557,448    $  574,172    $  591,397    $  609,139    $  627,413

    Operating Expense Ratio (% of EGI)         52.1%         52.1%         52.1%         52.1%         52.1%
    Operating Expense Per Unit           $    3,698    $    3,809    $    3,923    $    4,041    $    4,162

Estimated Stabilized NOI        $466,854      Sales Expense Rate     2.00%
Months to Stabilized                   0      Discount Rate         11.50%
Stabilized Occupancy                92.0%     Terminal Cap Rate     10.00%

Gross Residual Sale Price       $6,274,127     Deferred Maintenance        $        0
   Less: Sales Expense          $  125,483     Add: Excess Land            $        0
                                ----------
Net Residual Sale Price         $6,148,645     Other Adjustments           $        0
PV of Reversion                 $2,070,288                                 ----------
Add: NPV of NOI                 $3,196,526     Value Indicated By "DCF"    $5,266,814
                                ----------                     Rounded     $5,300,000
PV Total                        $5,266,814


                          "DCF" VALUE SENSITIVITY TABLE

                                                                 DISCOUNT RATE
                                 ------------------------------------------------------------------------------
TOTAL VALUE                         11.00%          11.25%         11.50%            11.75%            12.00%
---------------------------------------------------------------------------------------------------------------
                       9.50%     $ 5,552,108     $ 5,462,978     $ 5,375,776       $ 5,290,456      $ 5,206,970
                       9.75%     $ 5,493,662     $ 5,405,831     $ 5,319,898       $ 5,235,815      $ 5,153,537
TERMINAL CAP RATE     10.00%     $ 5,438,137     $ 5,351,542     $ 5,266,814       $ 5,183,907      $ 5,102,775
                      10.25%     $ 5,385,321     $ 5,299,900     $ 5,216,319       $ 5,134,530      $ 5,054,490
                      10.50%     $ 5,335,020     $ 5,250,718     $ 5,168,229       $ 5,087,505      $ 5,008,504

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
WILLOWICK, GREENVILLE, SOUTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                    WILLOWICK

                                                           TOTAL       PER SQ. FT.    PER UNIT     %OF EGI
----------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                           $ 1,164,000    $      9.10   $     6,467

    Less: Vacancy & Collection Loss            12.00%   $   139,680    $      1.09   $       776

    Plus: Other Income
      Laundry Income                                    $         0    $      0.00   $         0     0.00%
      Garage Revenue                                    $         0    $      0.00   $         0     0.00%
      Other Misc. Revenue                               $    45,000    $      0.35   $       250     4.21%
                                                        -------------------------------------------------
        Subtotal Other Income                           $    45,000    $      0.35   $       250     4.21%

EFFECTIVE GROSS INCOME                                  $ 1,069,320    $      8.36   $     5,941

OPERATING EXPENSES:
    Taxes                                               $    90,000    $      0.70   $       500     8.42%
    Insurance                                           $    27,000    $      0.21   $       150     2.52%
    Utilities                                           $    81,000    $      0.63   $       450     7.57%
    Repair & Maintenance                                $    99,000    $      0.77   $       550     9.26%
    Cleaning                                            $         0    $      0.00   $         0     0.00%
    Landscaping                                         $         0    $      0.00   $         0     0.00%
    Security                                            $         0    $      0.00   $         0     0.00%
    Marketing & Leasing                                 $    27,000    $      0.21   $       150     2.52%
    General Administrative                              $   180,000    $      1.41   $     1,000    16.83%
    Management                                  5.00%   $    53,466    $      0.42   $       297     5.00%
    Miscellaneous                                       $         0    $      0.00   $         0     0.00%

TOTAL OPERATING EXPENSES                                $   557,466    $      4.36   $     3,097    52.13%

    Reserves                                            $    45,000    $      0.35   $       250     4.21%

                                                        -------------------------------------------------
NET OPERATING INCOME                                    $   466,854    $      3.65   $     2,594    43.66%

    "GOING IN" CAPITALIZATION RATE                             9.00%

    VALUE INDICATION                                    $ 5,187,267    $     40.53   $    28,818

    "AS IS" VALUE INDICATION

       (DIRECT CAPITALIZATION APPROACH)                 $ 5,187,267

                        ROUNDED                         $ 5,200,000    $     40.63   $    28,889

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED          $/UNIT           $/SF
--------------------------------------------------------------------------
  8.25%        $ 5,658,836       $ 5,700,000       $ 31,667         $44.54
  8.50%        $ 5,492,400       $ 5,500,000       $ 30,556         $42.98
  8.75%        $ 5,335,474       $ 5,300,000       $ 29,444         $41.41
  9.00%        $ 5,187,267       $ 5,200,000       $ 28,889         $40.63
  9.25%        $ 5,047,070       $ 5,000,000       $ 27,778         $39.07
  9.50%        $ 4,914,253       $ 4,900,000       $ 27,222         $38.29
  9.75%        $ 4,788,246       $ 4,800,000       $ 26,667         $37.51

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $5,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis    $5,300,000
Direct Capitalization Method     $5,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $5,200,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                           Not Utilized
Sales Comparison Approach                $5,200,000
Income Approach                          $5,200,000
Reconciled Value                         $5,200,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 22, 2003 the market value of the fee simple estate in the property is:

                                   $5,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WILLOWICK, GREENVILLE, SOUTH CAROLINA

SUBJECT PHOTOGRAPHS

                                   [PICTURE]

                 EXTERIOR - VIEW OF POOL FROM CLUBHOUSE/OFFICE

                                   [PICTURE]

                          EXTERIOR - TYPICAL BREEZEWAY

                                   [PICTURE]

                         EXTERIOR - APARTMENT BUILDING

                                   [PICTURE]

                          INTERIOR - APARTMENT KITCHEN

                                   [PICTURE]

                            EXTERIOR - TENNIS COURT

                                   [PICTURE]

                         EXTERIOR - MARQUIS AT ENTRANCE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

                                   [PICTURE]

                    LANDSCAPING/SITE IMPROVEMENTS/APARTMENT

                                   [PICTURE]

                     EXTERIOR - PARKING AREA AND APARTMENT

                                   [PICTURE]

                         EXTERIOR - APARTMENT BUILDING

                                   [PICTURE]

                           INTERIOR - APARTMENT UNIT

                                   [PICTURE]

                 INTERIOR - VIEW OF KITCHEN/LIVING/DINING AREA.

                                   [PICTURE]

                                INTERIOR - BATH

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1             COMPARABLE I-2              COMPARABLE I-3
     WOODSTREAM FARMS            FAIRWAY CLUB                 BRECKENRIDGE
    200 Mitchell Road            55 Villa Road              230 Pelham Road
Greenville, South Carolina Greenville, South Carolina Greenville, South Carolina

         [PICTURE]                  [PICTURE]                  [PICTURE]

      COMPARABLE I-4                                        COMPARABLE I-5
      HOWELL COMMONS                                         BEACON RIDGE
     150 Howell Circle                                  5 Crystal Springs Road
Greenville, South Carolina                            Greenville, South Carolina

         [PICTURE]                                             [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLOWICK, GREENVILLE, SOUTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                       COMPARABLE
DESCRIPTION                                           SUBJECT                                             R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Willowick                                         Breckenridge
  Management Company              AIMCO                                             Alliance Residential
LOCATION:
  Address                         25 Pelham Road                                    230 Pelham Road
  City, State                     Greenville, South Carolina                        Greenville, South Carolina
  County                          Greenville                                        Greenville
  Proximity to Subject                                                              less than 1 mile south of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          127,980                                           171,440
  Year Built                      1974                                              1973
  Effective Age                   20                                                25
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof   Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered                              Open
  Number of Units                 180                                               236
  Unit Mix:                                Type            Unit  Qty.    Mo. Rent          Type               Unit   Qty.     Mo.
                                   1 EFF EA10               451   20      $446       2 1BD/1BH                  530   96     $400
                                   2 1Br/1Ba - 1A10         636   80      $470       2 1BD/1BH - Type 2         720   80     $480
                                   3 2Br/2Ba- 2A20          851   80      $579       3 2BD/1.5BH              1,020   28     $550
                                                                                     3 2BD/2BH                1,075   32     $599
  Average Unit Size (SF)          711                                               726
  Unit Breakdown:                    Efficiency          0%   2-Bedroom     39%        Efficiency        0%     2-Bedroom      25%
                                     1-Bedroom          61%   3-Bedroom      0%        1-Bedroom        75%     3-Bedroom
CONDITION:                        Good                                              Good
APPEAL:                           Average                                           Good
AMENITIES:
  Unit Amenities                           Attach. Garage        Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                           Balcony                                     X   Balcony             X
                                           Fireplace                                       Fireplace
                                           Cable TV Ready                              X   Cable TV Ready
  Project Amenities                   X    Swimming Pool                               X   Swimming Pool
                                           Spa/Jacuzzi           Car Wash                  Spa/Jacuzzi             Car Wash
                                           Basketball Court  X   BBQ Equipment             Basketball Court    X   BBQ Equipment
                                           Volleyball Court      Theater Room              Volleyball Court        Theater Room
                                           Sand Volley Ball  X   Meeting Hall              Sand Volley Ball    X   Meeting Hall
                                      X    Tennis Court          Secured Parking       X   Tennis Court            Secured Parking
                                           Racquet Ball      X   Laundry Room              Racquet Ball        X   Laundry Room
                                           Jogging Track     X   Business Office           Jogging Track       X   Business Office
                                           Gym Room                                    X   Gym Room

OCCUPANCY:                        92%                                               97%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                                    6 to 15 Months
  Concessions                     None                                              1 Month free (prorated)
  Pet Deposit                     $150                                              $200
  Utilities Paid by Tenant:           X    Electric          X   Natural Gas           X      Electric         X   Natural Gas
                                           Water                 Trash                        Water                Trash
  Confirmation                    Nancy White, Property Manager                     May 22, 2003, Jessie
  Telephone Number                (864) 244-3612                                    (864) 233-2795
NOTES:                                                                              None
  COMPARISON TO SUBJECT:                                                            Slightly Inferior

                                                    COMPARABLE                                       COMPARABLE
DESCRIPTION                                            R - 2                                            R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Orchard Park                                      Park Haywood
  Management Company              Conam Management                                  Mid-America
LOCATION:
  Address                         49 Orchard Park Drive                             245 Congaree Road
  City, State                     Greenville, South Carolina                        Greenville, South Carolina
  County                          Greenville                                        Greenville
  Proximity to Subject            Approx. 1 mile south of subject                   2-miles south of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          147,268                                           159,024
  Year Built                      1984                                              1981
  Effective Age                   12                                                15
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof   Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                              Open
  Number of Units                 172                                               208
  Unit Mix:                              Type              Unit   Qty.    Mo.                Type            Unit   Qty.      Mo.
                                   2 1-Br/1Ba                730   80    $605        2 1BD/1BH - Type 1       624    80      $489
                                   3 2Br/2Ba                 937   56    $705        2 1BD/1BH - Type 2       850    16      $609
                                   3 2Br/2Ba               1,011   36    $745        3 2BD/2BH - Type 1       824    96      $605
                                                                                     3 2BD/2BH - Type 2     1,025    16      $709

  Average Unit Size (SF)          856                                               765
  Unit Breakdown:                    Efficiency       0%      2-Bedroom     53%        Efficiency       0%      2-Bedroom      54%
                                     1-Bedroom        47%     3-Bedroom                1-Bedroom        46%     3-Bedroom
CONDITION:                        Good                                              Good
APPEAL:                           Good                                              Good
AMENITIES:
  Unit Amenities                           Attach. Garage        Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                      X    Balcony           X                         X   Balcony             X
                                      X    Fireplace                                   X   Fireplace
                                      X    Cable TV Ready                              X   Cable TV Ready
  Project Amenities                   X    Swimming Pool                               X   Swimming Pool
                                           Spa/Jacuzzi           Car Wash                  Spa/Jacuzzi             Car Wash
                                           Basketball Court  X   BBQ Equipment             Basketball Court    X   BBQ Equipment
                                           Volleyball Court      Theater Room              Volleyball Court        Theater Room
                                           Sand Volley Ball  X   Meeting Hall              Sand Volley Ball    X   Meeting Hall
                                           Tennis Court          Secured Parking       X   Tennis Court            Secured Parking
                                           Racquet Ball      X   Laundry Room              Racquet Ball        X   Laundry Room
                                           Jogging Track     X   Business Office           Jogging Track       X   Business Office
                                           Gym Room                                    X   Gym Room

OCCUPANCY:                        86%                                               81%
LEASING DATA:

  Available Leasing Terms         6 to 15 Months                                    6 to 15 Months
  Concessions                     $1,500 off for one-year lease                     None.
  Pet Deposit                     $200                                              $300
  Utilities Paid by Tenant:           X    Electric          X   Natural Gas               Electric                Natural Gas
                                           Water                 Trash                     Water                   Trash
  Confirmation                    May 22, 2003, Christy                             May 22, 2003, Michael
  Telephone Number                (864) 288-6903                                    (864) 297-1122
NOTES:                            None
  COMPARISON TO SUBJECT:          Slightly Superior                                 Similar

                                                    COMPARABLE                                       COMPARABLE
DESCRIPTION                                            R - 4                                            R - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Howell Commons                                    Overlook
  Management Company              Mid-America                                       Morgan Properties
LOCATION:
  Address                         150 Howell Circle                                 65 Villa Road
  City, State                     Greenville, South Carolina                        Greenville, South Carolina
  County                          Greenville                                        Greenville
  Proximity to Subject            Approx. 2 miles east of the subject               Approx. 1 mile south of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          294,656                                           168,788
  Year Built                      1985                                              1976
  Effective Age                   12                                                20
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof   Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                              Open
  Number of Units                 348                                               237
  Unit Mix:                            Type                Unit   Qty.      Mo.          Type               Unit   Qty.      Mo.
                                   2 1BD/1BH                754   200      $519      2 1BD/1BH               612    125     $510
                                   3 2BD/2BA                972   148      $619      3 2BD/2BH               824    112     $606

  Average Unit Size (SF)          847                                               712
  Unit Breakdown:                    Efficiency     0%        2-Bedroom    43%         Efficiency     0%       2-Bedroom    47%
                                     1-Bedroom     57%        3-Bedroom                1-Bedroom     53%       3-Bedroom     0%
CONDITION:                        Good                                              Good
APPEAL:                           Good                                              Good
AMENITIES:
  Unit Amenities                           Attach. Garage        Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                      X    Balcony           X                         X   Balcony
                                           Fireplace                                   X   Fireplace
                                      X    Cable TV Ready                              X   Cable TV Ready
  Project Amenities                   X    Swimming Pool                               X   Swimming Pool
                                           Spa/Jacuzzi           Car Wash                  Spa/Jacuzzi             Car Wash
                                           Basketball Court  X   BBQ Equipment             Basketball Court     X  BBQ Equipment
                                           Volleyball Court      Theater Room              Volleyball Court        Theater Room
                                           Sand Volley Ball  X   Meeting Hall              Sand Volley Ball     X  Meeting Hall
                                      X    Tennis Court          Secured Parking       X   Tennis Court            Secured Parking
                                           Racquet Ball      X   Laundry Room              Racquet Ball         X  Laundry Room
                                           Jogging Track     X   Business Office           Jogging Track        X  Business Office
                                           Gym Room                                    X   Gym Room

OCCUPANCY:                        95%                                               92%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                                    6 to 15 Months
  Concessions                     $200 referral rewards                             Specials: $472/mo. & $555/mo. before 4 July
  Pet Deposit                     $400                                              $300
  Utilities Paid by Tenant:           X    Electric          X   Natural Gas           X   Electric            X   Natural Gas
                                      X    Water                 Trash                     Water                   Trash
  Confirmation                    May 23, 2003, Barbara                             May 22, 2003; Michelle
  Telephone Number                (864) 292-1840                                    (64) 242-6530
NOTES:                            None                                              None

  COMPARISON TO SUBJECT:          Similar                                           Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES


      COMPARABLE R-1             COMPARABLE R-2            COMPARABLE R-3
       BRECKENRIDGE               ORCHARD PARK               PARK HAYWOOD
     230 Pelham Road          49 Orchard Park Drive       245 Congaree Road
Greenville, South Carolina Greenville, South Carolina Greenville, South Carolina

         [PICTURE]                 [PICTURE]                   [PICTURE]

      COMPARABLE R-4                                        COMPARABLE R-5
      HOWELL COMMONS                                           OVERLOOK
    150 Howell Circle                                       65 Villa Road
Greenville, South Carolina                            Greenville, South Carolina

      [PICTURE]                                                [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLOWICK, GREENVILLE, SOUTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLOWICK, GREENVILLE, SOUTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WILLOWICK, GREENVILLE, SOUTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and Robert B. Moore provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                -s- Frank Fehribach
                                                --------------------------------
                                                  Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                        South Carolina Temporary Practice Permit
                                                        #095-03

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                                                         FRANK A. FEHRIBACH, MAI

                                           MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").
EXPERIENCE

Valuation         Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                   Master of Science - Real Estate
                  University of Dallas
                   Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS     Certified General Real Estate Appraiser, #30828
                  State of Arkansas
                   State Certified General Appraiser, #CG1387N
                  State of Colorado
                   Certified General Appraiser, #CG40000445
                  State of Georgia
                   Certified General Real Property Appraiser, #218487
                  State of Michigan
                   Certified General Appraiser, #1201008081
                  State of Texas
                   Real Estate Salesman License, #407158 (Inactive)
                  State of Texas
                   State Certified General Real Estate Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WILLOWICK, GREENVILLE, SOUTH CAROLINA

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS      Candidate Member of the CCIM Institute pursuing Certified
                  Commercial Investment Member (CCIM) designation

PUBLICATIONS      "An Analysis of the Determinants of Industrial Property
                                 -authored with Dr. Ronald C. Rutherford and Dr.
                  Mark Eakin, The Journal of Real Estate Research, Vol. 8, No.
                  3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
WILLOWICK, GREENVILLE, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.